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                               FORM OF LETTER TO
                             SHAREHOLDERS WHO HAVE
                             REQUESTED INFORMATION

                     SCUDDER SPAIN AND PORTUGAL FUND, INC.
                                345 PARK AVENUE
                            NEW YORK, NEW YORK 10154

Dear Shareholder:

     As you requested, we are enclosing a copy of the Scudder Spain and Portugal Fund, Inc.'s (the "Fund") Redemption Right Statement permitting Shareholders to demand the repurchase of up to 4,883,365 shares of its issued and outstanding common stock, par value $0.01 per share (the "Shares"), in exchange for a pro rata portion of each of the securities (other than short-term fixed income securities with maturities of less than one year, securities with transfer restrictions and certain illiquid securities) and cash held in the Fund's investment portfolio ("Portfolio Securities") at a price equal to the Shares' net asset value ("NAV") determined as of the close of the regular trading session of the New York Stock Exchange on October 1, 1998, subject to the terms and conditions set forth in the Redemption Right Statement dated September 2, 1998 and the related Letter of Transmittal (which together constitute the "Redemption Right"). THE REDEMPTION RIGHT EXPIRES AT 5:00 P.M., EASTERN TIME, ON SEPTEMBER 30, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). In the event that more than 4,883,365 Shares are presented for Redemption, the Fund will repurchase Shares from redeeming Shareholders on a pro rata basis and in accordance with the terms and conditions specified in the Redemption Right Statement. If the Redemption Right is extended beyond September 30, 1998, the purchase price for Shares will be their NAV determined as of the close of the regular trading session of the NYSE on the first business day following the Expiration Date, as extended.

     If, after reviewing the information set forth in the Redemption Right Statement and Letter of Transmittal, you wish to present your Shares for repurchase by the Fund, please contact your broker, dealer or other nominee to present your Shares for Redemption for you or, if you are the record owner of the Shares, you may follow the instructions contained in the Redemption Right Statement and Letter of Transmittal to present your Shares for Redemption. YOU MUST PRESENT FOR REDEMPTION ALL SHARES ACTUALLY OR CONSTRUCTIVELY OWNED BY YOU PURSUANT TO SECTION 318 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AS OF THE DATE OF PURCHASE OF SHARES PURSUANT TO THE REDEMPTION RIGHT. You should consult your tax adviser as to the application of the constructive ownership rules of Section 318. Shares presented for Redemption shall include any shares received by Shareholders pursuant to a dividend by the Fund or participation in the Fund's Dividend Reinvestment Plan. You may elect to present your Shares for Redemption and retain ownership of Portfolio Securities received or request that the Portfolio Securities received be liquidated for cash. However, to retain ownership of the Portfolio Securities you must make arrangements to establish cash and securities accounts on your behalf with a bank or broker in Spain and Portugal and provide certain information regarding a U.S. broker which can retain American Depositary Receipts on your behalf. You will bear the expenses of distributing your proceeds of the Redemption Right (generally certain transfer taxes and any other transaction expenses) and such costs shall be deducted from your proceeds. If you request that the Portfolio Securities received as proceeds of the Redemption Right be liquidated for cash, you will also bear the expenses related to that transaction (generally custodial expenses, brokerage commissions, and any other transaction expenses) as well as investment risk that the market value of Portfolio Securities will have changed subsequent to the Valuation Date. The actual per share expenses for redeeming Shareholders of effecting the Redemption and of any liquidation of Portfolio Securities will depend on a number of factors including the number of Shares redeemed, the Fund's portfolio composition at the time and market conditions prevailing during the liquidation process. The Fund will bear the expenses of offering the Redemption Right which include the costs of producing and mailing the Redemption Right Statement and other documents, and the other expenses of the Depositary and the Information Agent.

     Neither the Fund nor its Board of Directors is making any recommendation to you or any holder of Shares as to whether to demand Redemption of your Shares. You are urged to consult your broker, investment adviser or tax adviser before deciding whether to demand Redemption of your Shares.

     The Fund's NAV on September 1, 1998 was $17.16 per Share. The NAV can be expected to vary with changes in the value of the investments held by the Fund. On September 2, 1998 the NAV may be higher or lower than it was on September 1, 1998. The Fund publishes its NAV each week in THE WALL STREET JOURNAL under the heading "Closed End Funds." The Fund's NAV is also published in THE NEW YORK TIMES and BARRON'S.

     During the pendency of the Redemption Right, you may obtain current NAV quotations for the Fund by calling Shareholder Communications Corporation, the Information Agent at 1-800-733-8481, extension 426 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, Monday-Friday (except holidays). Requests for additional copies of the Redemption Right Statement, the Letter of Transmittal and any other Redemption Right documents may also be directed to the Information Agent.

     Should you have any other questions on the enclosed material, please do not hesitate to contact your broker, dealer or other nominee, or call the Information Agent at the number set forth immediately above.

Yours truly,

SCUDDER SPAIN AND PORTUGAL FUND, INC.